Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3131

HEALTH MANAGEMENT ASSOCIATES, INC.

PREVIEWS FOURTH QUARTER AND YEAR-END 2010 RESULTS,

AND ANNOUNCES 2011 OBJECTIVES

NAPLES, FLORIDA (January 10, 2011) Health Management Associates, Inc. (NYSE: HMA) announced today its expected results of operations for the fourth quarter and year ended December 31, 2010.

From continuing operations for the fourth quarter, Health Management expects to report net revenue of approximately $1.35 billion, provision for doubtful accounts as a percentage of net revenue of between 12.2% and 12.5%, earnings before interest, income taxes, depreciation and amortization, and net gains/losses on sales of assets (“Adjusted EBITDA”)1 of between $181 and $185 million, and diluted earnings per share (“EPS”) attributable to Health Management Associates, Inc. of between $0.15 and $0.16. Adjusted EBITDA is not a GAAP measure and footnote 1 to the 2011 Objective Range Table below contains disclaimers and other important information regarding how Health Management defines and uses Adjusted EBITDA. From Health Management’s continuing same hospital operations, compared to the prior year’s fourth quarter, surgeries increased 5.2%, adjusted admissions were essentially flat, and admissions declined 3.0%.

From continuing operations for the year ended December 31, 2010, Health Management expects to report net revenue of approximately $5.11 billion, provision for doubtful accounts as a percentage of net revenue of between 12.3% and 12.4%, and diluted EPS attributable to Health Management Associates, Inc., excluding certain gains, of between $0.64 and $0.65. The Company expects to report that diluted EPS attributable to Health Management Associates, Inc. was impacted by losses from discontinued operations of approximately $0.05 to $0.06 for the fourth quarter and year ended December 31, 2010, primarily due to a loss on the previously announced sale of the 140-bed Riley Hospital and impairment charges related to assets held for sale.

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“We exceeded our expectations in 2010 by remaining focused on our operating initiatives coupled with strong financial cost management. We expect this focus to continue to produce positive momentum for the Company,” said Gary Newsome, President and Chief Executive Officer of Health Management.

The following table sets forth selected information concerning Health Management’s objectives for the year ending December 31, 2011. These objectives are based on Health Management’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. These objectives exclude any potential acquisitions that may be completed in 2011.

2011 Objective Range

Admissions growth (same hospital)	0% to 2%

Net revenue (in millions)	$5,700 to $5,900

Provision for doubtful accounts as a percentage of net revenue	12% to 13%

Adjusted EBITDA[1] (in millions)	$780 to $810

Interest expense, net (in millions)	$200 to $210

Net income attributable to noncontrolling interests (in millions)	$23 to $27

Income from continuing operations attributable to Health Management Associates, Inc. per share - diluted	$0.72 to $0.76

Capital expenditures as a percentage of net revenue	4.5% to 5.5%

1.	Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Health Management believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Health Management’s financial statements, as it is commonly used as an analytical indicator within the health care industry and Health Management’s debt facilities contain covenants that use Adjusted EBITDA in their calculations. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to similarly titled measures used by other companies.

“We believe there is considerable opportunity in our operating strategies,” added Newsome. “We continue to see improvement in our operating initiatives, and we intend to maintain our disciplined cost control efforts. Health Management, through acquisitions, has acquired approximately $650 million of annual net revenue over the past 13 months, and we have a very active acquisition pipeline moving forward. We are confident in Health Management’s growth prospects and remain excited about 2011.”

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Health Management’s mission is to deliver compassionate and high quality health care services that improve the quality of life for its patients, physicians, and the communities it serves. Health Management, through its subsidiaries, owns and operates 59 hospitals, with approximately 8,800 licensed beds, in non-urban communities located throughout the United States. All references to “HMA”, “Health Management” or the “Company” used in this release refer to Health Management Associates, Inc. and its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Health Management Associates, Inc. expects or anticipates will occur in the future, including but not limited to projections of revenue, income or loss, Adjusted EBITDA, income attributable to noncontrolling interests, capital expenditures, earnings per share, debt structure, provision for doubtful accounts, capital structure, interest expense, repayment of indebtedness, other financial items, admissions growth, statements regarding the plans and objectives of management for future operations, statements regarding acquisitions, divestitures and other proposed or contemplated transactions, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact, are considered to be “forward-looking statements.”

Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Health Management Associates, Inc.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Health Management Associates, Inc.’s underlying assumptions prove incorrect, actual results could vary materially from those currently anticipated. In addition, undue reliance should not be placed on Health Management Associates, Inc.’s forward-looking statements. Except as required by law, Health Management Associates, Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

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